Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Clyde A. McArthur
(770) 631-9488
cmcarthur@bankofgeorgia.com

GEORGIA BANCSHARES, INC.REPORTS
SECOND QUARTER RESULTS

PEACHTREE CITY, GA, July 18, 2003 – Georgia Bancshares, Inc., (OTC BB:GABA), the parent company of The Bank of Georgia, today announced net income for the second quarter of 2003 of $347,866, or $.12 per share. Same quarter earnings for 2002 were $214,973, or $.05 per share. Bank assets totaled $186,926,783 at June 30, 2003 as compared to $150,024,169 at June 30, 2002. For more information about Georgia Bancshares, Inc., visit www.georgiabancshares.com.

Based in Peachtree City, GA, Georgia Bancshares, Inc. is a bank holding company that provides traditional bank services to small businesses and consumers through its subsidiary, The Bank of Georgia. The Bank of Georgia opened for business in February, 2000, and has locations in Peachtree City, Fayetteville and Newnan, GA, and will be opening an office in Tyrone, GA, during the third quarter of 2003. A full-service bank, The Bank of Georgia provides a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans (including home equity lines of credit), credit cards, drive-through windows, ATMs, on-line banking, and Visa check cards. For more information about The Bank of Georgia, visit www.bankofgeorgia.com.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2003	2002
Assets:	(Unaudited)
Cash and cash equivalents:
Cash and due from banks	$8,605,570	$4,797,860
Interest bearing deposits in other banks	813,620	531,154
Federal funds sold	9,288,000	0

	18,707,190	5,329,014

Investment Securities:
Securities available-for-sale	30,973,665	34,809,311

	30,973,665	34,809,311

Loans, net	130,808,983	125,750,137
Accrued interest receivable	1,118,168	896,150
Premises and equipment, net	4,441,162	3,828,707
Other assets	877,616	1,005,195

Total assets	$186,926,783	$171,618,514

Liabilities:
Deposits:
Noninterest-bearing	$12,581,858	$9,310,602
NOW	10,905,917	8,165,462
Savings	14,174,899	10,110,841
Time deposits $100,000 and over	63,090,933	55,901,433
Other time deposits	64,880,855	59,070,462

Total deposits	165,634,462	142,558,800

Securities sold under agreement to repurchase	1,198,987	3,230,560
Federal Home Loan Bank advances	0	2,000,000
Federal funds purchased	0	4,200,000
Stock purchase obligation	369,250	369,250
Income taxes payable	173,000	184,510
Accrued interest payable	451,279	400,842
Other liabilities	173,654	408,975

Total liabilities	168,000,633	153,352,937

Shareholders’ Equity
Common stock, $.0064 par value; 10,000,000 shares authorized,
2,337,573 shares issued and outstanding	14,961	14,961
Capital surplus	17,199,823	17,199,823
Retained earnings	696,815	696,815
Accumulated other comprehensive income	395,839	355,750
Cost of 111 shares of common stock held by the Company	(1,772)	(1,772)

Total shareholders’ equity	18,592,019	18,265,577

Total liabilities and shareholders’ equity	$186,926,783	$171,618,514

Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	June 30,
	2003	2002
Interest income:
Interest and fees on loans	$2,453,014	$1,863,109
Interest and dividends on investments	282,130	398,784
Interest on federal funds sold and other interest income	11,797	8,893

Total interest income	2,746,942	2,270,876

Interest expense:
Interest on deposits	1,140,297	1,091,993
Interest on securities sold under agreements to repurchase	5,249	21,267
Interest on other borrowed funds	4,442	10,064

Total interest expense	1,149,987	1,123,324

Net interest income	1,596,955	1,147,552
Provision for loan losses	75,000	222,390

Net interest income after provision for loan losses	1,521,955	925,162

Other income:
Service charges on deposit accounts	50,715	46,672
Other operating income	13,572	13,597
Investment security transactions, net	54,384	19,934

Total other income	118,671	80,203

Other expense:
Salaries and employee benefits	600,549	429,879
Occupancy and equipment expense	116,377	82,525
Legal and Accounting	42,835	70,890
Data Processing	110,153	31,926
Other operating expenses	216,847	115,257

Total	1,086,760	730,477

Income before income taxes	553,866	274,888
Income tax expense	206,000	59,919

Net income	$347,866	$214,973

Basic earnings per share	$0.12	$0.10
Diluted earnings per share	$0.09	$0.08
(outstanding shares adjusted for 5 for 4 stock split paid October 15, 2002)